Exhibit 4.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of February 6, 2020, and amends that certain Stock Purchase Agreement dated as of April 11, 2019, (the “Original Agreement,” and together as amended by this Amendment, the “Amended Agreement”), by and among boqi international medical inc. (formerly known as, NF ENERGY SAVING CORPORATION), a Delaware corporation (“Buyer”), LASTING WISDOM HOLDINGS LIMITED, a company organized under the laws of the British Virgin Islands, PUKUNG LIMITED, a company organized under the laws of Hong Kong, BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the PRC, BOQI ZHENGJI PHARMACY CHAIN CO., LTD., a company organized under the laws of the PRC (the “Company”) and the selling shareholders listed on Schedule 1 thereto (the “Sellers”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Agreement.

RECITALS

WHEREAS, the undersigned parties desire to amend the terms and conditions of the Original Agreement with respect to the post-closing consideration;

WHEREAS, pursuant to Section 12.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.        Addition of definitions. Each of the following definitions is hereby added in its entirety to Section 1.

“ “2020 Financial Statements” the financial statements for the calendar year of 2020 for the Company, prepared in accordance with all applicable Laws and accounting principles.

“2020 Performance Statement” as defined in Section 2.7 (a)(i).

“2020 Statement Delivery Date” as defined in Section 2.7 (a)(iv).

“Adjustment Ratio” as defined in Section 2.7(b).

“Company Offerings” any product, service or other offering of the Company.

“Cost of Revenue” the direct and indirect costs of all the Company Offerings, including product purchase or manufacturing costs, distribution or delivery costs, product warranty and money back guarantee costs, royalties, customer service and support costs, amortization of capitalized software, purchased technology or technology licenses and depreciation of fixed assets, network operating and interconnect costs, allocable facilities costs, salary, benefits, travel and other specific costs attributable to employees, non-income based taxes, fees and tariffs incurred in delivering the Company Offerings, account collections costs and provisions for uncollectible accounts receivable, credit (debit) card and cash payment services costs, calculated in accordance with all applicable Laws and accounting principles.

“Customer Number” as defined in Section 2.7(a)(i).

“Final 2020 Performance Statement” as defined in Section 2.7 (a)(iv).

“Final Percentage” as defined in Section 2.7 (b)(ii).

“Member Customers” any Person that has signed and agreed to be subject to the terms and conditions of a pharmacy membership agreement with the Company in relation to the purchase or license from the Company of the Company Offerings.

“Target Customer Number” as defined in Section 2.7 (b)(i).

“Target Profit Amount” as defined in Section 2.7 (b)(i).

“Gross Profit” the amount by which the aggregate Net Revenue during a particular period exceeds the aggregate Cost of Revenue incurred during such period, calculated in accordance with all applicable laws and accounting principles.

“Net Revenue” the consolidated revenue of the Company that is attributable to the sale or license by the Company of the Company Offerings, less related pricing discounts and allowances, returns and refunds, promotions with contra-revenue components (coupons), fraud losses, revenue-based fees and taxes and similar items, calculated in accordance with all applicable laws and accounting principles.

“Profit Amount” as defined in Section 2.7 (a)(i).

“Third Party Auditor” as defined in Section 2.7 (a)(iii).”

2.     Deletion of definitions. Each of the following definitions is hereby deleted in its entirety from Section 1.

““Adjustment Amount” as defined in Section 2.7(d).

“Appraisal Report” as defined in Section 2.7(b).

“Appraised Value” as defined in Section 2.7(b).

“Appraiser” as defined in Section 2.7(b).

“Final Appraisal Date” as defined in Section 2.7(b).

“Final Statements” as defined in Section 2.7(c).

“Final Statement Date” as defined in Section 2.7(c).”

3.      Amendment to Section 2.2. Section 2.2 is hereby amended and restated in its entirety to read as follows:

“Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares consists of (a) cash consideration of RMB 40,000,000 (the “Target Cash Consideration”), and (b) 1,500,000 shares of common stock of Buyer (the “Buyer Shares”). The Purchase Price shall be subject to post-Closing adjustment in accordance with Section 2.6 and Section 2.7.”

4.      Amendment to Section 2.6. Section 2.6 is hereby amended and restated in its entirety to read as follows:

“Payment of Post-Closing Consideration. The post-Closing consideration shall be paid as follows:

(a)	Provided the Sellers have not been in material breach of this Agreement, 1,000,000 Buyer Shares shall be delivered to Yu Zhang within 6 months of the Closing Date; and

(b)	No later than 15 business days following the 2020 Statement Delivery Date, Buyer shall deliver the Target Cash Consideration multiplied by the Adjustment Ratio, calculated pursuant to Section 2.7, to the Sellers pursuant to the following percentage:

Yunpeng Liu: 25%

Aiguo Leng: 25%

Xiaona Liu: 25%

Peng Shao: 25% ”

5.        Amendment to Section 2.7 Section 2.7 is hereby amended and restated in its entirety to read as follows:

“2.7 Adjustment to Post-Closing Consideration.

(a)       Adjustment Procedure.

(i)       2020 Performance Statement

Within fifteen (15) Business Days after the completion of the 2020 Financial Statements, Buyer shall provide to the Sellers a statement (the “2020 Performance Statement”) of Buyer’s good faith calculations of (1) the total number of the Member Customers as of December 31, 2020 (the “Customer Number”), and (2) the Gross Profit for the calendar year of 2020 (the “Profit Amount”), to be derived from the 2020 Financial Statements and the Company’s customer records. Buyer shall cause the 2020 Financial Statements to be completed no later than thirty (30) days following December 31, 2020. Buyer shall provide to the Sellers a copy of the 2020 Financial Statements and copies of the Company’s customer records and other records and work papers used or created in connection with the preparation of the 2020 Performance Statement which are reasonably required to support such 2020 Performance Statement.

(ii) Objection Period

Within fifteen (15) days following delivery of the 2020 Performance Statement, the Sellers, as a group, shall notify Buyer in writing if they have any objections to the 2020 Performance Statement. The notice of objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. The Sellers shall be deemed to have accepted the 2020 Performance Statement delivered to them if the Sellers do not notify Buyer of any objection within such period of fifteen (15) days.

(iii) Settlement of Dispute

If the Sellers dispute the 2020 Performance Statement in accordance with Section 2.7(a)(ii), then Buyer and the Sellers will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of fifteen (15) days after the date of the notification of such dispute, failing which the dispute may be submitted by Buyer for final determination to one (1) reputable accounting firm jointly chosen by Buyer and the Sellers (with which neither Party or their respective Affiliates, have any relationship) (the “Third Party Auditor”). Buyer and the Sellers shall use commercially reasonable efforts to cause the Third Party Auditor to complete its work within forty-five (45) days of their engagement. The Third Party Auditor shall allow each of Buyer and the Sellers (as a group) to present their respective positions regarding the 2020 Performance Statement, and each of Buyer and the Sellers (as a group) shall have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditor regarding the dispute. The Third Party Auditor may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Sellers, as the case may be, or less than the least value for such item claimed by Buyer or the Sellers, as the case may be.

(iv)       Final Determination

Promptly following the time periods referred in Section 2.7(a)(i) during which no notice of objection was given or any dispute was resolved in accordance with Section 2.b(a)(ii), as the case may be, Buyer shall deliver to the Sellers a final version of the 2020 Performance Statement (the “Final 2020 Performance Statement”) (the date of such delivery, the “2020 Statement Delivery Date”). The Final 2020 Performance Statement shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.

(b)       Adjustment Ratio.

(i) If (A) the Customer Number in the Final 2020 Performance Statement is equal to or more than 100,000 (the “Target Customer Number”), and (B) the Profit Amount in the Final 2020 Performance Statement is equal to or more than RMB 20,000,000 (the “Target Profit Amount”), the Adjustment Ratio shall be 1.

(ii) If (A) the Customer Number in the Final 2020 Performance Statement is less than the Target Customer Number, or (B) the Profit Amount in the Final 2020 Performance Statement is less than the Target Profit Amount and is a positive number, the Adjustment Ratio shall be the smaller value of (X) and (Y) below:

(X) the actual Customer Number in the Final 2020 Performance Statement ÷ the Target Customer Number; and

(Y) the actual Profit Amount in the Final 2020 Performance Statement ÷ the Target Profit Value

(iii)       Notwithstanding anything to the contrary contained herein, if the Profit Amount in the Final 2020 Performance Statement is zero or a negative number, the Adjustment Ratio shall be 0. ”

6.        Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

7.        No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

8.        Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.        Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

10.      Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Amendment will be governed in accordance with the provisions of the Original Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BUYER:

NF ENERGY SAVING CORPORATION

By:	/s/Tiewei Song
Name:	Tiewei Song
Title:	Chief Executive Officer

SELLERS:

By:	/s/Yu Zhang
Name:	Yu Zhang

By:	/s/Yunpeng Liu
Name:	Yunpeng Liu

By:	/s/Aiguo Leng
Name:	Aiguo Leng

By:	/s/Xiaona Liu
Name:	Xiaona Liu

By:	/s/Peng Shao
Name:	Peng Shao

ACQUIRED COMPANIES

LASTING WISDOM HOLDINGS LIMITED, Parent

By:	/s/Yu Zhang
Name:	Yu Zhang
Title:	Chairman

PUKUNG LIMITED, HoldCo,

By:	/s/ Xiaoling Wang
Name:	Xiaoling Wang
Title:	Chairman

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., WFOE

By:	/s/Fuqing Zhang
Name:	Fuqing Zhang
Title:	Chairman

BOQI ZHENGJI PHARMACY CHAIN CO., LTD., the Company

By:	/s/ Yu Wang
Name:	Yu Wang
Title:	Chairman